                                                                   EXHIBIT 10.10


                             CONSULTANT AGREEMENT
                             --------------------

     This AGREEMENT is dated as of January 1, 1995, by and between Richard G. Couch ("CONSULTANT") and Visual Numerics, Inc., ("VNI" or the "COMPANY").

     VNI desires to obtain the consulting services of Consultant in performing the duties of President and Chief Executive Officer of VNI and Consultant desires to provide VNI with such consulting services during the term of this Agreement in his capacity as an independent contractor.

     Now, therefore, for good and valuable consideration, the legality and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

          A.  Description of Services.

          1. (a) Consultant shall provide his services as President and Chief Executive Officer to VNI (the "Services"). Consultant's specific services in this capacity are outlined in Exhibit A, attached hereto.

              (b) Consultant shall not delegate, subcontract or employ any other person or entity in the performance of the Services without the prior written consent of the Board of Directors or Chairman of VNI.

              (c) Consultant shall use his best efforts in the performance of the Services and agrees to perform the same to the best of his ability. It is agreed that a substantial portion of Consultant's services shall be performed at locations other than VNI facilities.

              (d) Consultant and Company understand and accept that the performance of the Services shall not require Consultant's efforts on an exclusive basis. Consultant shall be free to accept other consulting and management engagements not otherwise inconsistent with the terms of this Agreement or any other agreement between the Company and Consultant. Notwithstanding the nonexclusive nature of his Services for the Company, Consultant understands and agrees that he has a continuing obligation during the term of this Agreement to act at all times in the best interests of the Company and its stockholders and to preserve and maximize the value of the Company's assets.

          2.  Compensation to Consultant.

              (a) Cash Compensation. As compensation for Consultant's Services, as described in Exhibit A, over the term of this Agreement, VNI shall pay Consultant a monthly retainer at the rate of twenty-five thousand dollars ($25,000.00) per month for the duration of this Agreement.

              (b) Bonuses. In addition to the monthly retainer described in Paragraph 2(a) above, Consultant shall be eligible to receive bonuses from VNI in accordance with the following eligibility criteria:

                        (i) an annual target bonus of $150,000, payable in cash or short-term debt as determined by VNI, upon the attainment of revenue goals as determined each year by the parties. The revenue targets for 1995 are set forth on Exhibit B, attached hereto.

                        (ii) In addition, Consultant shall receive a bonus of $100,000 relating to his 1994 services, which shall be payable on January 1, 1995 in cash or promissory note.

              (c) Healthcare. VNI shall provide to Consultant at Company's expense coverage under health insurance programs which provide equivalent benefits to Consultant as are available to officers or employees of the Company. Such healthcare benefits shall be provided throughout the term of this Agreement and for a period of twelve (12) months following termination thereof.

              (d) Insurance. VNI shall maintain the following insurance coverage for Consultant at Company's expense, for a period of three (3) years from the Effective Date of this Agreement:

                        (i) term life insurance of one and one-half million dollars ($1,500,000);

                        (ii) personal disability income insurance providing income protection to Consultant of Fifteen Thousand dollars ($15,000) a month;

              (e) Annual Physical Examination. VNI shall pay an amount up to $1,500 on an annual basis for the normal and reasonable cost of a complete physical examination for Consultant from the doctor or medical clinic of Consultant's choice.

              (f) Reimbursement of Expenses. VNI shall also reimburse Consultant for the reasonable out-of-pocket business costs and expenses incurred by Consultant in the performance of the Services, including the costs and expenses of travel, meals and lodging incurred by Consultant while performing the Services under this Agreement. Consultant shall bill VNI monthly for all such reimbursable expenses and VNI shall pay Consultant's invoices therefor no later than thirty (30) days from the date of receipt thereof, unless otherwise agreed in writing.

          3. Stock Options. As an inducement to sign this Agreement, Consultant was granted, on November 23, 1994, a nonstatutory option to purchase 100,000 shares of the Company's Common Stock pursuant to the Company's 1993 Incentive Stock Option Plan, in accordance with the terms of such plan, at an exercise price of $0.39 per share. A total of 75,000 of such shares are immediately exercisable with the balance vesting fully on November 23, 1995. Consultant shall also be eligible to receive additional option grants under such plan as long as he continues to serve as a consultant to the Company.

          4.  Severance Benefits.

              (a) Change of Control; Stock Options. Upon the occurrence of a Change of Control, notwithstanding any other plan or agreement to the contrary, vesting of all outstanding stock options, restricted stock and other long-term incentive compensation awards held by Consultant shall be accelerated such that all options, restricted stock and other long-term incentive compensation awards shall be fully exercisable or otherwise vested effective as of the date of such Change of Control and any such options shall remain exercisable until the earlier to occur of (i) two years from the date of the Change of Control or (ii) the original expiration date of such option.

              (b) Termination of Service. In the event Consultant's service with the Company terminates for any reason, either prior to or after the occurrence of a Change of Control, then Consultant shall be entitled to receive severance benefits as follows:

                        (i) Voluntary Resignation. If Consultant's service with the Company terminates by reason of Consultant's voluntary resignation (and is not an Involuntary Termination or a Termination for Cause), then Consultant shall not be entitled to receive severance payments. Consultant's benefits will be continued under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with the terms of this Agreement.

                        (ii) Involuntary Termination. If Consultant's service with the Company is terminated as a result of Involuntary Termination other than for Cause, Consultant will be entitled to receive a severance payment equal to twelve (12) months of Consultant's then current monthly retainer payment. Such payment shall be a lump sum payment. Health insurance benefits including the same coverages provided to Consultant prior to the termination (e.g. medical, dental, optical, mental health) and in all other respects significantly comparable to those in place immediately prior to the termination will be provided at the Company's cost until two (2) years after the date of termination. Life insurance providing the same dollar amount of coverage and in all other respects significantly comparable to that in place immediately prior to the termination will be provided at the Company's cost until two (2) years after the date of termination, or as otherwise agreed to by Consultant and the Company. Notwithstanding any other plan or agreement to the contrary, vesting of all outstanding stock options, restricted stock and other long-term incentive compensation awards held by Consultant shall be accelerated such that all options, restricted stock and other long-term incentive compensation awards shall be fully exercisable or otherwise vested effective as of the date of termination and any such options shall remain exercisable until the earlier to occur of (A) two (2) years after the date of termination or (B) the original expiration date of such option.

                        (iii) Involuntary Termination for Cause. If Consultant's service with the Company is terminated for Cause, then Consultant shall not be entitled to receive severance payments. Consultant's benefits will be continued under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with the terms of this Agreement.

          5. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings.

              (a) Change of Control. "Change of Control" shall mean the occurrence of any of the following events:

                        (i) Ownership. Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty-one percent (51%) or more of the total voting power represented by the Company's then outstanding voting securities; or

                        (ii) Composition of Board. A change in the composition of the Board of Directors of the Company, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

                        (iii) Merger/Sale of Assets. The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

                        (iv) Death of Charles W. Johnson and Jennifer C. Johnson. The death of Charles W. Johnson and Jennifer C. Johnson (collectively "the Johnsons") at a time when the Johnsons own a majority of the total voting power represented by the Company's then outstanding voting securities. For purposes of this provision, the term death shall include the disability of the Johnsons which results in transfer of control of the total voting power represented by the Company's then outstanding voting securities held by the Johnsons at the time of such disability to a guardian or a trustee.

              (b) Cause. "Cause" shall mean gross negligence or willful misconduct where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries. Anything contained in this Section 5(b) to the contrary notwithstanding, Consultant shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Consultant a copy of a resolution duly adopted by the Board of Directors of the Company, after reasonable notice to Consultant and an opportunity for Consultant, together with Consultant's counsel, to be heard before the Board, finding that in the good faith opinion of the Board, Consultant has engaged in the conduct described in this Section 5(b).

              (c) Current Compensation. "Current Compensation" shall mean (i) an amount equal to the greater of (A) Consultant's highest annual base compensation for the year preceding the year in which the termination occurs, or (B) Consultant's annual base compensation at any time during the year in which the termination occurs.

          6.  Excise Tax Payments. If an excise tax is imposed pursuant to
Section 4999 of the Internal Revenue Code of 1986 or any corresponding provision of state income tax law on any payments or benefits received by Consultant under any provision of this Agreement (other than this Section 6), the Company will pay Consultant an additional amount equal to the amount of such tax, plus any interest, penalties or additions to tax which may be imposed with respect thereto. Consultant will not be entitled to receive any payment with respect to any such excise tax which may be imposed on payments received under this Section 6.

          7. Business and Technical Information. VNI shall furnish to Consultant, on a continuing basis and at no charge to Consultant, such technical, scientific, marketing, legal and financial information and other data as may be necessary for the performance of the Services.

          8. VNI's Responsibilities. VNI shall use its commercially reasonable efforts to assist Consultant in directing the growth and development of VNI through the performance of the Services set forth herein.

          9.  Disclosure and Confidentiality.

              (a) Consultant shall keep in confidence and shall not disclose or make available to third parties or make any use of any information or documents relating to Consultant's Services under this Agreement or to the products, methods of manufacture, trade secrets, processes, business or affairs or confidential or proprietary information of VNI (other than information in the public domain through no fault of Consultant), except with the prior written consent of VNI or to the extent necessary in performing tasks assigned to Consultant by VNI. Upon termination of this Agreement, Consultant will, to the best of his ability and at the Company's expense, return to VNI all documents and other materials related to the services provided hereunder or furnished to Consultant by VNI. Consultant's obligations under this Paragraph 9(a) shall survive termination of this Agreement for any reason.

              (b) Consultant shall promptly disclose and hereby transfers and assigns to VNI all right, title and interest in and to all techniques, methods, processes, formulae, improvements, inventions and discoveries made or conceived or reduced to practice by or on behalf of Consultant, solely or jointly with others, in the course of providing services hereunder or with the use of materials or facilities of VNI during the period of this Agreement or which relate to VNI's business or its actual or demonstrably anticipated research or development (except as otherwise provided below), and in and to all of Consultant's intellectual property rights therein, including without limitation, patents, trademarks, copyrights, trade secrets and moral rights. When requested by VNI, Consultant will make available to VNI all notes, drawings, data and other information relating to the above. Consultant will promptly sign any documents (including U.S. and foreign patent assignments) requested by VNI related to the above assignment of rights and inventions and will cooperate with VNI at VNI's request and expense in preparation and prosecution of any U.S. or foreign patent applications related to such rights and inventions. Consultant's obligations under this Paragraph 9(b) shall survive termination of this Agreement for any reason. This Agreement does not apply to inventions which were made prior to the date of this Agreement and which are listed on Exhibit C attached hereto (if any).

          10. Conflicting Obligations. Consultant represents that he is not a party to any agreement which conflicts with the terms of this Agreement or which materially and adversely affects Consultant's ability to perform the Services for VNI; and Consultant agrees that he shall not enter into any such agreement during the term hereof. The Company acknowledges that Consultant is the Chairman and sole owner of Diablo Management Group, and that Consultant regularly engages in consulting and management services for other businesses and organizations, which services are and will be continuing during the term of this Agreement.

          11. Term; Termination. This Agreement shall commence on the 1st day of January, 1995, and may be terminated by either party, with or without cause, on thirty (30) days written notice to the other party.

          12. Indemnity. VNI and Consultant shall indemnify, and hold harmless each other and each party's agents, employees, officers and directors from and against any and all damage, loss, liability, obligations, cost or expense, caused directly or indirectly, by or as a result of any wrongdoing, negligence, error or omission under the terms of this Agreement.

          13.  Miscellaneous.

               (a) Independent Contractor. Consultant and VNI are independent contractors under the terms of this Agreement and neither shall be deemed to be an employee of the other.

               (b) Taxes. VNI shall pay the transaction, excise or other taxes which may result from its execution of this Agreement and Consultant shall be responsible for the payment of withholding and other taxes resulting from the payment of any compensation by VNI to Consultant hereunder, except as provided in Section 6 of this Agreement.

               (c) Notices. All notices given under this Agreement shall be by personal service, facsimile or by first class United States mail, postage prepaid, return receipt requested, addressed to the parties at the following addresses:

          If to Consultant:
          ----------------
          Richard G. Couch
          c/o Diablo Management Group
          P.O. Box 5500
          Danville, CA  94526
          Fax number: (510) 256-6847
          Phone number: (510) 256-4157

          If to VNI:
          ---------
          Visual Numerics, Inc.
          3801 Lighthouse Drive
          Racine, WI  53402
          Attention:  Charles W. Johnson
          Fax number: (414) 639-3466
          Phone number: (414) 639-8656

or to such addresses as may be specified by like notice and shall be deemed to have been duly given or made when delivered or deposited postage-prepaid in the U.S. mails.

               (d) Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Texas.

               (e) Sole Agreement. This Agreement, including the Exhibits thereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

               (f) Waivers, etc. No amendment of this Agreement, and no waiver of any one or more of the provisions hereof, shall be effective unless set forth in writing by such person against whom enforcement is sought.

               (g) Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Consultant's rights hereunder shall inure to the benefit of, and be enforceable by, Consultant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

               (h) No Duty to Mitigate. Consultant shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking a new consulting arrangement or in any other manner), nor shall any such payment be reduced by any earnings that Consultant may receive from any other source.

               (i) Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

               (j) Legal Fees and Expenses. The Company shall reimburse Consultant for all reasonable professional fees and expenses as incurred by Consultant in con-nection with negotiating and executing this Agreement. In the event an action is brought to enforce any provision of this Agreement, Consultant's legal fees and expenses shall be paid by the Company as incurred by Consultant, unless Consultant brings a claim which is determined by the arbitrator or court, as the case may be, to be frivolous, in which case, Consultant shall repay the Company all amounts advanced by the Company to Consultant in connection with such claim within thirty days of such determination.

               (k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, VNI and Consultant have executed this Agreement as of the day and year written above.

                                    VISUAL NUMERICS, INC.

                                    By:  /s/ Charles W. Johnson
                                       -----------------------------------------

                                    Title:  Charles W. Johnson, Chairman of the
                                            Board of Directors



                                    RICHARD G. COUCH

                                        /s/ Richard G. Couch
                                    --------------------------------------------

                                   EXHIBIT A
                                   ---------

                            DESCRIPTION OF SERVICES
                            -----------------------

                                   EXHIBIT B
                                   ---------
                       1995 ANNUAL BONUS REVENUE TARGETS
                       ---------------------------------


                     To be determined by February 1, 1995.

                                   EXHIBIT C
                                   ---------

          INVENTIONS MADE PRIOR TO THIS AGREEMENT AND EXCLUDED FROM
                      PARAGRAPH 9(b) (IF NONE, SO STATE):


                                     None
                                     ----